Exhibit 99.1
Terra Industries Inc. Reports Second Quarter Results,
Declares Dividend
SUMMARY $1.0 billion of cash and depositsQ2/09 vs. Q2/08: Gross margin 34.6%, relatively consistent. Ammonia, UAN and AN sales volumes decreased 30%, 26% and 10%. Ammonia, UAN and AN selling prices decreased 31%, 28% and 36%. Revenues reduced by $389.6 million, or 46%.Natural gas costs down 51%. OutlookStrong spring 2009 corn plantings indicate that nitrogen inventories likely drawn down, boding well for fall fill demand.Legislation taking effect in 2010 should stimulate TET environmental sales into mobile and stationary NOx abatement markets. Natural gas prices appear set to remain favorable.
SIOUX CITY, IOWA (July 23, 2009)—Terra Industries Inc. (NYSE: TRA) (“Terra”) announces income available to common stockholders for the 2009 second quarter of $80.5 million ($0.81 per diluted share), down from $202.2 million ($1.94 per diluted share) for the same period in 2008. For the 2009 first half, Terra’s income available to common stockholders was $110.4 million ($1.11 per diluted share), compared to $302.3 million ($2.91 per diluted share) for the 2008 first half.
Terra also declared a dividend of $0.10 per common share, payable Sept. 10, 2009, to holders of record as of Aug. 20, 2009.
Analysis of Second Quarter Results
Revenues for the 2009 second quarter totaled $453.5 million, compared to $843.1 million for the 2008 second quarter. This $389.6 million decrease in revenues from the 2008 to the 2009 second quarter was due to lower nitrogen products selling prices and sales volumes. These factors were caused by continued weakness in nitrogen markets due to the general economic slowdown, and customers’ reluctance to replenish inventories.
Lower natural gas costs due to reduced demand and ample supplies related to the overall sluggish economy helped to reduce production costs. Terra achieved a gross margin of 34.6 percent for the 2009 second quarter, compared to a gross margin of 35.1 percent for the 2008 period.
Second quarter cost of sales also reflects maintenance turnarounds at Terra’s Woodward ammonia and UAN plants. The cost of these activities was an estimated $4.9 million on a pretax basis ($3.3 million after tax), or $0.03 per diluted share.
Terra’s GrowHow UK joint venture continued to operate its Billingham and Ince locations at reduced rates for much of the second quarter. Sales volumes were down by approximately 36 percent in the 2009 second quarter versus the 2008 second quarter due to lower demand.
Other operating expenses included costs related to the CF Industries Holdings, Inc. unsolicited share exchange offer of approximately $12.6 million on a pretax basis ($8.5 million after tax), or $0.09 per diluted share.

NEWS from Terra Industries Inc.	July 23, 2009
Analysis of First Half Results
Revenues for the 2009 first half totaled $873.3 million, compared to $1,417.8 million for the 2008 first half. This $544.5 million decrease in revenues from the 2008 to the 2009 first half was due to lower nitrogen products selling prices and sales volumes, caused generally by the same factors as those affecting the 2009 second quarter.
Similar to the second quarter, lower first half natural gas costs due to reduced demand and ample supplies related to the economic slowdown helped to reduce production costs. Terra achieved a gross margin of 26.8 percent for the 2009 first half, compared to a gross margin of 32.7 percent for the 2008 period.
First half cost of sales also includes the curtailment of ammonia production at the Donaldsonville and Woodward plants for much of the first quarter, and maintenance turnarounds at the Yazoo City and Woodward facilities in the first and second quarters, respectively. The cost of these activities was an estimated $25.7 million on a pretax basis ($17.6 million after tax) or $0.18 per diluted share.
Other operating expenses for the 2009 first half included costs related to the CF Industries Holdings, Inc. unsolicited share exchange offer of approximately $14.3 million on a pretax basis ($9.8 million after tax), or $0.10 per diluted share.
Forward Natural Gas Position
Terra’s forward purchase contracts at June 30, 2009, fixed prices for about 15 percent of its next 12 months’ natural gas needs at about $4.6 million more than published prices for June 30, 2009 forward markets. These forward positions hedge production costs primarily associated with product that Terra has sold and plans to ship in the 2009 third and fourth quarters.
Cash Balances, Customer Prepayments and Share Buybacks
Cash balances totaled $1.0 billion and customer prepayments totaled $27.8 million at June 30, 2009. Terra expects to ship products under customer prepay agreements during the 2009 third and fourth quarters.
During the 2009 second quarter, Terra purchased no common shares under its share buyback program, which extends through June 30, 2010. Approximately 7.4 million shares remained available for repurchase under the program at June 30, 2009.
CEO’s Remarks
“Terra’s second quarter results reflect continued weakness in nitrogen products selling prices due to buyers’ hesitation to add to inventories,” said Terra President and CEO Michael Bennett.
“Industrial demand for ammonia remained relatively weak as the economy struggled to recover, and this led us to temporarily idle our Donaldsonville, Louisiana ammonia plant on July 1. It is likely we will restart the plant in August in light of improving Gulf ammonia prices and solid order activity.
“A positive outcome of the second quarter was that USDA reported higher-than-expected 2009 corn plantings, even as nitrogen imports were down sharply and domestic production rates were lower. This leads to the reasonable assumption that supply chain inventories were reduced significantly.
“Early third quarter activity indicates that nitrogen prices have reached a level that has clearly stimulated refill demand,” Bennett continued. “We are now taking orders for fall application, while adjusting the pace of off-season UAN fill sales to capture potential price improvements. We’re pleased to see returning demand for this fall and next spring’s crop.

NEWS from Terra Industries Inc.	July 23, 2009
“On the cost side, natural gas prices continue to be relatively low, helping to create moderate margins for our upgraded products, particularly UAN, ammonium nitrate and urea sales for NOx abatement.
“We are also gearing up for increased sales into diesel exhaust fluid markets in the 2009 second half as suppliers prepare to meet 2010 demand, which will be stimulated by new emission reduction requirements,” Bennett concluded. “Our recently announced relationships with Mack Trucks North America, Daimler and Volvo will provide our Terra Environmental Technologies group established additional channels through which to reach this growing market.”
Outlook
Terra continues to expect positive fundamentals for the 2009 second half:
•	Healthy agricultural nitrogen demand—USDA’s recent planting report indicates U.S. growers planted an estimated 87 million acres of corn this spring, compared to its earlier estimate of 85 million acres. A portion of the nitrogen to fertilize this large crop appears to have come from inventory already in the supply chain. Terra expects an active fall fill season as customers seek to refill these depleted inventories.

•	Strengthening nitrogen selling prices—Late in the second quarter, growers began to take delivery of product for sidedress and irrigation application, and dealers began to purchase UAN in preparation for their future needs. If the 2009/2010 fertilizer season progresses typically, Terra would expect to see nitrogen products selling prices gradually strengthen.

•	Moderate natural gas costs—Most experts project that domestic natural gas prices will remain favorable through 2009 due to ample supplies and continued weak industrial demand. Terra’s third quarter results should also benefit from lower gas costs, as a substantial portion of derivative position values carried from the 2009 first quarter settled in the second quarter.
Factors that may temper the positive overall second half outlook are:
•	Lower manufactured nitrogen volumes—Terra’s third quarter manufactured volumes should be slightly lower than those of last year’s third quarter, due to the idling of the Donaldsonville ammonia plant and market-related curtailments at other facilities.

•	Unknown timing of industrial demand recovery—While Terra expects a recovery in industrial ammonia demand, it is difficult to predict when the rebound may occur since it will be tied to the improvement of the economy generally. For this reason, 2009 second half industrial ammonia sales volumes will likely lag behind last year’s levels.
Conference Call Details
Terra management will conduct a conference call to discuss these second quarter and first half results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.

NEWS from Terra Industries Inc.	July 23, 2009
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	matters discussed in this communication under the heading “Outlook”;

•	changes in financial markets;

•	general economic conditions within the agricultural industry;

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs);

•	changes in product mix;

•	changes in the seasonality of demand patterns;

•	changes in weather conditions;

•	changes in environmental and other government regulation; and

•	changes in agricultural regulations.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #

Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.

NEWS from Terra Industries Inc.	July 23, 2009
Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Six Months Ended
		June 30,		June 30,
(in thousands except per-share amounts)	2009	2008	2009	2008
Revenues
Product revenues	$452,339	$836,924	$870,701	$1,410,126
Other income	1,164	6,173	2,555	7,675

Total revenues	453,503	843,097	873,256	1,417,801

Costs and Expenses
Cost of sales	296,690	547,070	639,647	954,059
Selling, general and administrative	13,906	27,233	32,474	39,937
Other operating expense	12,560	—	14,260	—
Equity earnings of North American affiliates	(1,522)	(16,518)	(4,774)	(29,808)

Total costs and expenses	321,634	557,785	681,607	964,188

Income from operations	131,869	285,312	191,649	453,613
Interest income	1,165	5,513	2,975	13,921
Interest expense	(6,757)	(6,756)	(13,485)	(13,814)

Income before income taxes, noncontrol- ling interest and equity earnings (loss) of GrowHow UK Limited	126,277	284,069	181,139	453,720
Income tax provision	(38,215)	(107,069)	(50,800)	(166,573)
Equity earnings (loss) of GrowHow UK Limited	1,886	37,611	(2,488)	46,895

Income from continuing operations, net of tax	89,948	214,611	127,851	334,042
Income from discontinued operations, net of tax	—	7,319	—	7,471

Net income before noncontrolling interest	89,948	221,930	127,851	341,513
Less: Net income attributable to the noncontrolling interest	(9,474)	(18,495)	(17,382)	(36,621)

Net income attributable to Terra Industries Inc.	80,474	203,435	110,469	304,892
Less: Net income attributable to preferred share dividends	(17)	(1,275)	(34)	(2,550)

Income Available to Common Stockholders	80,457	202,160	110,435	302,342

Income per common share—basic:
Continued operations	$0.81	$2.14	$1.11	$3.26
Discontinued operations	—	0.08	—	0.08

Basic earnings per common share	$0.81	$2.22	$1.11	$3.34

Income per common share—diluted:
Continued operations	$0.81	$1.87	$1.11	$2.84
Discontinued operations	—	0.07	—	0.07

Diluted earnings per common share	$0.81	$1.94	$1.11	$2.91

Weighted average shares outstanding:
Basic	99,318	91,011	99,224	90,588
Diluted	99,710	104,678	99,704	104,652
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

NEWS from Terra Industries Inc.	July 23, 2009
Terra Industries Inc.
Summarized Financial Position
(unaudited)

	June 30,
(in thousands)	2009	2008
Assets
Cash and cash equivalents	$1,001,582	$752,008
Accounts receivable	91,200	236,112
Inventories	128,048	168,950
Other current assets	48,212	112,000
Current assets of discontinued operations	—	45,785

Total current assets	1,269,042	1,314,855

Property, plant and equipment, net	426,495	386,800
Equity method investments	269,113	360,805
Deferred plant turnaround costs, net	26,331	37,116
Other assets	29,995	30,109

Total assets	2,020,976	2,129,685

Liabilities and Stockholders’ Equity
Accounts payable	$68,677	$146,846
Customer prepayments	27,846	91,605
Derivative hedge liabilities	7,821	10,094
Accrued and other current liabilities	92,236	120,051
Current liabilities of discontinued operations	—	3,773

Total current liabilities	196,580	372,369

Long-term debt	330,000	330,000
Deferred taxes	83,580	153,754
Pension liabilities	8,394	9,251
Other liabilities	78,796	82,550

Total liabilities	697,350	947,924

Series A preferred shares	1,544	115,800
Stockholders’ equity	1,219,400	953,877
Noncontrolling interest	102,682	112,084

Total liabilities and equity	$2,020,976	$2,129,685

NEWS from Terra Industries Inc.	July 23, 2009
Terra Industries Inc.
Summarized Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2009	2008
Operating Activities
Net income	$110,469	$304,892
Income from discontinued operations	—	7,471

Income from continuing operations	110,469	297,421
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	41,628	39,449
Loss on sales of property, plant and equipment	657	727
Deferred income taxes	(1,393)	48,940
Noncontrolling interest in earnings	17,382	36,621
Distributions in excess of (less than) equity earnings of North American affiliates	4,204	3,881
Equity (earnings) loss of GrowHow UK Limited	2,488	(46,895)
Non-cash (gain) loss on derivatives	1,491	(4,954)
Share-based compensation	8,562	9,772
Amortization of intangible and other assets	4,598	4,070
Changes in operating assets and liabilities:
Accounts receivable	40,261	(65,675)
Inventories	68,436	(36,478)
Accounts payable and customer prepayments	(116,095)	(171,404)
Margin deposits with derivative counterparties	36,945	600
Other assets and liabilities, net	(92,101)	(15,174)

Net cash flows from operating activities—continuing operations	127,532	100,901
Net cash flows from operating activities—discontinued operations	—	10,051

Net cash flows from operating activities	127,532	110,952

Investing Activities
Capital expenditures and plant turnaround expenditures	(65,992)	(35,916)
Proceeds from sale of property, plant and equipment	101	1,632
Distributions received from North American affiliates	11,597	7,196
Contribution settlement received from GrowHow UK Limited	—	28,055
Balancing consideration and other payments from GrowHow UK Limited	7,893	—

Net cash flows from investing activities	(46,401)	967

Financing Activities
Preferred share dividends paid	(34)	(2,550)
Common stock dividends paid	(19,940)	(9,202)
Common stock issuances and vestings	(5,334)	(6,842)
Excess tax benefits from equity compensation plans	3,921	7,817
Payments under share repurchase program	—	(7,500)
Distributions to noncontrolling interests	(23,391)	(39,899)

Net cash flows from financing activities	(44,778)	(58,176)

Effect of exchange rate changes on cash	(1,471)	27

Increase (decrease) to cash and cash equivalents	34,882	53,770
Cash and cash equivalents at beginning of period	966,700	698,238

Cash and cash equivalents at end of period	$1,001,582	$752,008

NEWS from Terra Industries Inc.	July 23, 2009
Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Sales Volumes and Prices
Note: All UAN data for 2009 and 2008 are expressed on a 32% nitrogen basis.

	Three Months Ended June 30,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	384	$367	547	$530
UAN (tons)	808	243	1,099	338
Urea (tons) [2]	75	304	76	450
Ammonium nitrate (tons) [3]	241	193	269	301

Natural gas cost[4]	$4.30		$8.77

	Six Months Ended June 30,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	765	$352	911	$503
UAN (tons)	1,434	260	2,016	314
Urea (tons) [2]	152	313	135	439
Ammonium nitrate (tons) [3]	408	223	510	288

Natural gas cost[4]	$5.68		$8.16

1.	After deducting outbound freight costs.

2.	Urea sales volumes and prices include granular urea and urea solutions data. Previous financial reports did not includes urea solutions data.

3.	AN sales volumes and prices include ag grade AN, industrial grad AG (IGAN) and ammonium nitrate solution (ANS). Previous financial reports did not include ANS data.

4.	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net costs of derivatives for the second quarter and first half of 2009 were $25.1 million and $98.0 million, respectively. Excluding the impact of 2009 hedge costs, natural gas cost was $3.39 per MMBtu and $3.73 per MMBtu for the 2009 second quarter and first half, respectively. The net benefit of derivatives for the second quarter and first half of 2008 were $36.6 million and $44.1 million, respectively.
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.